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NEXTGEN HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)

SHELDON RAZIN LANCE E. ROSENZWEIG KENNETH H. FEARN, JR. RUBY SHARMA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sheldon Razin (“Mr. Razin”), together with the other participants in his solicitation, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (the “2021 Annual Meeting”) of NextGen Healthcare, Inc., a California corporation (the “Company”).

Item 1: On October 6, 2021, Mr. Razin issued the following public letter to the Company’s shareholders:

Sheldon Razin – Founder of NextGen Healthcare, Inc.

October 6, 2021

Dear Fellow NextGen Shareholder,

As the single largest shareholder in the Company, owning more than 15% of the outstanding shares of NextGen Healthcare, I am squarely aligned with you. Unlike the incumbent Board and new management team, I earned my equity interest in NextGen Healthcare when I founded the Company and grew it to its current size before stepping down from the Chairmanship over five years ago. Since then, under the Chairmanship of Jeffrey Margolis, the Company’s performance has stagnated.

Mr. Margolis and his allies on the Board – Craig Barbarosh, George Bristol and Morris Panner – would have you believe that at the end of my Chairmanship, they inherited a Company that was weak and poorly positioned to deal with headwinds in the marketplace for our products and services. They also would have you believe that the Company’s poor performance these past five years is due to those headwinds. Finally, they would have you believe that they’ve been doing what is needed to transform the Company into a high-growth, high-margin business.

However, I submit, respectfully, that the Company was financially stronger and better poised for growth at the end of my Chairmanship than it is today or is likely to be tomorrow under the continued leadership of Mr. Margolis and his fellow Board members. In addition, I would argue that the Company’s poor performance these past five years is primarily due to consistently bad decision making by Mr. Margolis and his allies on the Board, who have not themselves (individually or collectively) ever built a company like NextGen Healthcare and have yet to demonstrate sustainable improvement in revenue or income at NextGen Healthcare, despite having years to catalyze promised growth. In my opinion, this record of poor performance has been compounded by tens of millions of dollars in increased compensation for directors and executives at NextGen Healthcare, who (unlike you and me) have not themselves invested material sums of their own money in NextGen Healthcare.

Meanwhile, for nineteen consecutive quarters (or almost five years), Mr. Margolis and the Board have promised that prosperity is just around the corner at NextGen Healthcare. Shockingly, as each year passes with no real improvement, their claims regarding the flaws in the business they inherited and the industry headwinds they have encountered grow more exaggerated. I believe that shareholders will never enjoy the promised improvement at NextGen Healthcare for so long as the Board’s decision-making process is controlled by Mr. Margolis and his three allies on the Board, who maintain strongholds over all key Board committees.

In this election contest, Mr. Margolis and his allies on the Board would have us believe that, despite their multi-year failure to generate improved results at NextGen Healthcare, it is they who should retain absolute control over the Company during this critical transition period. This is despite the fact that they have been at the helm during the Company’s inability to adapt successfully to changed market conditions.

Before casting your vote next week, I urge you to consider the following points:

•	Mr. Margolis believes that acquisitions will miraculously transform NextGen Healthcare. Almost immediately following his elevation to the Chairmanship of NextGen Healthcare, using the cash generated by the Company (along with the clean balance sheet maintained by the Company) under my Chairmanship, Mr. Margolis and his allies on the Board levered the Company’s balance sheet and pursued a questionable ~$200 million acquisition of HealthFusion (MediTouch) – the single largest acquisition in the history of NextGen Healthcare, which was opposed by me and three other directors in a 5:4 vote because I didn’t believe that HealthFusion’s technology was well suited to NextGen Healthcare's customer base.

The HealthFusion acquisition typified the high-risk, low-reward transformation of NextGen Healthcare that Mr. Margolis and his allies have spearheaded on the Board. It weakened the Company and greatly undermined our ability to progress against the headwinds that Mr. Margolis now blames for NextGen Healthcare’s underperformance. To make matters worse, Mr. Margolis and his allies on the Board have obscured the results of this acquisition by neglecting to establish operating goals for HealthFusion or to track its performance separately for shareholders. A similar approach is applied to all of Mr. Margolis’s follow-on acquisitions, which have yet to demonstrate any real value for shareholders. If left in control of the Board, I fear that Mr. Margolis and his allies will run NextGen Healthcare into the ground through an unending series of ill-conceived acquisitions ostensibly to grow revenue without adequate consideration being given to lower-risk, greater-return organic growth options.

•	Mr. Margolis believes that hiring highly-paid executives will miraculously transform NextGen Healthcare. Earlier this year, the Company's former Chief Executive Officer quit to spend more time with his family. Yet, he was rewarded for this action with a multi- million-dollar severance package negotiated and approved by Mr. Margolis and his allies on the Board, who were completely unprepared to replace the CEO even though he had threatened to quit many times before. Moreover, knowing that a new Board would be elected in a contested vote at the Annual Meeting of Shareholders on October 13, Mr. Margolis and his allies on the Board rushed to appoint a new CEO only three weeks before the meeting, granting the new CEO $10 million in equity, which vests by him just showing up for work at the Company and vests immediately in its entirety if he is fired. The $10 million equity grant for the new CEO also follows a similar $6 million grant to the Company’s new Chief “Growth” Officer, which was awarded by Mr. Margolis some time ago, but disclosed to shareholders only recently.

When executives receive financial windfalls without corresponding benefits for shareholders, the misalignment of interests between NextGen Healthcare executives and shareholders only grows wider. It also should be noted that these new hires have never built or managed a company like NextGen Healthcare and there is no reason to believe that they will succeed at NextGen Healthcare. I can assure you that we didn’t build NextGen Healthcare into the success it became before Mr. Margolis’s Chairmanship by overpaying our executives or by rewarding them upfront for the many good things they were meant to produce. Instead, we built NextGen Healthcare by rewarding our executives after they had produced the desired benefits for shareholders.

•	Despite lackluster returns for shareholders, Mr. Margolis believes the Board and management team have miraculously earned better pay. In the six years since Mr. Margolis became Chairman at NextGen Healthcare, the Company’s revenue has increased by only 13% (primarily through acquisitions), while its net income has declined by 65%, with total shareholder returns ("TSR") of only 2.67%, underperforming broader market indices with TSRs of up to 166%. Today, the Company’s shares trade at prices below where they traded five years ago.

But, notwithstanding this abysmal performance for shareholders, in a reflection of the compensation policies preferred by Mr. Margolis and his allies on the Board, executive pay at the Company has increased by 65%, while director fees have increased by over 50%, during Mr. Margolis’s tenure at the Company. It’s my view that it is wrong to increase Board fees and executive pay when the Company’s revenue is not really growing, while its SG&A expenses are increasing and its net income is shrinking – with no end in sight.

The truth is that NextGen Healthcare is at a critical crossroads in its development, which is why I believe it is imperative that we change the decision-making process in the Company's Boardroom now. In my opinion, the direction of the Company should not be determined by any one person – be that Mr. Margolis or myself. But today, it’s Mr. Margolis’ way or the proverbial highway. For these reasons, among others, I have decided to wage this proxy contest.

Some time ago, it was apparent to me that I could use cumulative voting in the election of directors to elect up to two nominees. But experience demonstrates that Mr. Margolis and his allies on the Board are more than willing to ignore the good faith objections of two directors (including me) and to proceed full steam ahead with their plans for NextGen Healthcare, such as they exist today. For that reason, I decided that someone needed to create an opportunity for shareholders to force the Board to consider alternatives before it plunges the Company into ill- conceived new business growth initiatives sponsored by Mr. Margolis and his Board committee chairs. My belief is that by opening up the debate in NextGen Healthcare’s Boardroom, alternative strategies to resume growth will be given fair consideration and at least some of those strategies will help us to avoid the mistakes of the past six years as we move forward to what should be an exciting new stage of development at NextGen Healthcare, which is, by my reckoning, long overdue.

It’s really that simple. I know from experience that, when the Board is open to diverging views regarding the best way forward, the best interests of shareholders usually prevail. Not so with the current NextGen Healthcare Board under Mr. Margolis' reign.

In my career, I have founded and managed four successful technology companies, including NextGen Healthcare. As you can imagine, those companies often were faced by the need to successfully adapt to evolving market conditions. The difference is that it never took us more than five years to make the changes that were required and, along the way, we didn’t squander the strengths of the company in poorly researched and egotistically-driven acquisitions, while increasing our executive and director compensation, without regard to improvements for shareholders. In addition, we established goals for our acquisitions and tracked the results of those acquisitions to ensure the achievement of our objectives. And, when we made mistakes, we admitted to them and did what we could to fix them, instead of obscuring those mistakes and blaming our troubles on everyone and everything but ourselves.

In other words, we were accountable to our shareholders, which is, in my opinion, not the case with Mr. Margolis’ Board. In fact, the Board’s accountability to shareholders and, going forward, the ability of shareholders to encourage greater Board accountability will be undermined by the Delaware reincorporation proposal sponsored by Mr. Margolis and his fellow directors, who know full well that this will serve only to further entrench them.

For these reasons, among others, I am asking you to join me in changing the Boardroom dynamic at NextGen Healthcare by electing a minority slate of four nominees to the Board, including Ken Fearn, Lance Rosenzweig, Ruby Sharma and me, while removing Chairman Margolis and his three Board committee chairs. I believe that this change will be sufficient to ensure that NextGen Healthcare fulfills its potential for shareholders, long before it can do that (if ever) under continued leadership by Mr. Margolis.

If like me, you are tired of watching Mr. Margolis and his allies on the Board increase their pay, while granting outsized compensation for unproven managers and blaming what ails NextGen Healthcare on its success in the distant past, all the while promising that prosperity is just around the corner, I urge you to vote on the BLUE proxy card today.

Thank you for your consideration and support.

Sincerely yours,

/s/ Sheldon Razin

Sheldon Razin

If you need assistance If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of the Razin Group’s proxy materials, please contact our proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or by email at nxgn@harkinskovler.com.

Item 2: Also on October 6, 2021, Mr. Razin issued the following press release:

The Razin Group Urges NextGen Healthcare Shareholders to Focus on the Urgent Need for Boardroom Change

Believes Fellow Shareholders Have a Unique Opportunity at the 2021 Annual Meeting to Elect a Slate of Aligned, Diverse and Engaged Individuals With Open Minds and Value-Enhancing Ideas

Underscores the Contradictory Nature in Which ISS and Glass Lewis Recognize the Company's Six Years of Underperformance and Stagnation Under Chairman Jeffrey Margolis, Yet Recommend for a Continuation of the Status Quo

Urges Shareholders to Vote on the BLUE Proxy Card to Elect the Razin Group's Minority Slate and Reset the Balance of Power in the Company's Insular Boardroom

IRVINE, Calif., October 6, 2021--(BUSINESS WIRE)--Sheldon Razin, who collectively with Lance Rosenzweig and the other participants in his solicitation (collectively, the "Razin Group") owns approximately 15.2% of the outstanding common shares of NextGen Healthcare, Inc. (NASDAQ: NXGN) ("NextGen Healthcare" or the "Company"), today addressed the reports issued by Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”), and reiterated the case for resetting the balance of power on NextGen Healthcare's nine-member Board of Directors (the "Board"). The Razin Group urges shareholders to vote on the BLUE Proxy Card at the Annual Meeting of Shareholders (the "Annual Meeting") on October 13, 2021, to elect its four-member slate, which includes Kenneth H. Fearn, Messrs. Razin and Rosenzweig, and Ruby Sharma. Please visit www.FixNextGen.com to download the Razin Group slate’s recent presentations.

Mr. Razin, the Company's largest shareholder, commented:

“As a long-term shareholder of the Company with more than 45 years of experience in the healthcare and technology industries, I have every confidence that NextGen Healthcare can grow and thrive under the right leadership. Lance and I took the extraordinary step of initiating this election contest because we know based on first-hand experience that Chairman Jeffrey Margolis and his hand-picked committee chairs are not the right leadership. They have shown over the past several years that they are incapable of ushering in a new era of accountability, incentivization and innovation.

ISS and Glass Lewis – both of whom have no capital at risk and no sense of the shareholder suffering at NextGen Healthcare – admitted in their respective reports that the Margolis Board has overseen six years of sustained share price underperformance relative to peers. For 19 consecutive quarters, the Company has promised to be on the precipice of major organic growth – yet no significant growth period has come to fruition. We are not convinced shareholders have been given anything more than circumstantial evidence to support the Company's claim that improved financial results are on the way. Unfortunately, it appears that the proxy advisory firms either glossed over the realities of the past six years or were fooled by the Margolis Board’s litany of excuses. Either way, I hope engaged shareholders are able to see through the Margolis Board's smoke screen and focus on one key question that I believe defines this election contest: can we do better in the boardroom after six years of dismal capital allocation, persistent underperformance and harmful governance under Mr. Margolis and his allies?

It is worth noting that if shareholders vote in the election of directors as recommended by ISS and Glass Lewis, the new Board will have no meaningful equity stake in the Company – as I will no longer be on the Board – and will be free to continue steadily increasing director fees and executive pay with no tangible improvements for shareholders. Moreover, if the Delaware reincorporation proposal is adopted, I believe the Margolis Board will become far more entrenched and even less accountable to shareholders than ever before. In my view, meaningful equity ownership representation on the Board is critical to strengthening the Company’s alignment with shareholders – especially in the face of years of poor decision-making by the Margolis Board."

Mr. Razin continued:

“I would like to thank my fellow shareholders for their engagement and consideration in recent weeks. I believe that our slate of director candidates possesses the right mix of industry knowledge, capital markets acumen and public company experience to work collaboratively with the incumbent directors and recent additions to the management team to ensure a smooth transition following this year’s Annual Meeting. I urge shareholders to recognize that we have a unique opportunity this year to reset the balance of power in the Company's insular boardroom as a new Chief Executive Officer joins the fray after six years of no real value creation. Let’s take collective action at this year’s Annual Meeting that establishes a culture of accountability and transparency. In my view, this is the only path toward producing significant value for all shareholders."

Contacts

Harkins Kovler

Jordan Kovler / Rahsaan Wareham, 212-468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

MKA

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@mkacomms.com / bkirpalani@mkacomms.com

Item 3: Also on October 6, 2021, Mr. Razin posted the following materials to www.fixnextgen.com: